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                                                                    EXHIBIT 3.13

                               FIRST AMENDMENT TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                      OF THUNDER BASIN COAL COMPANY, L.L.C.

         This First Amendment to Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C., dated as of May 14, 1998 (the "Amendment"), is by Atlantic Richfield Company ("ARCO").

         WHEREAS, ARCO is a party to a Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C., dated as of July 10, 1997 (the "Agreement"); and

         WHEREAS, ARCO desires to amend the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions hereinafter set forth, ARCO hereby agrees as follows:

         1.       AMENDMENTS.

                  (a) Section 8 is hereby amended in its entirety to read as follows:

                           "8.      Capital Contributions. Members shall make
         capital contributions to the Company in such amounts and at such times as they shall mutually agree pro rata in accordance with profit sharing interests as set forth in Schedule A hereof ("Profit Sharing Interests"), which amounts shall be set forth in the books and records of the Company. The Profit Sharing Interests are deemed to be "securities" governed by Division 8 of the Uniform Commercial Code, as enacted in Delaware."

                  (b) Section 9 is hereby amended in its entirety to read as follows:

                           "9.      Assignments of Member Interests.

                                    a.       Each Member's Interest is
         transferable either voluntarily or by operation of law. Each Member may sell, assign, pledge or otherwise transfer or encumber (collectively, "Transfer") all or a portion of its Interest. In the event of the Transfer of less than all of the Member's Interest, the transferee shall be admitted on such terms and conditions as the Member and the transferee shall agree upon.

                                    b.       At any time there is only one
         Member, and such Member proposes to Transfer all of its interest in the Company, the Transfer of such Interest to the transferee thereof and the admission of such transferee as a Member of the Company shall be deemed to occur immediately preceding the withdrawal of the transferring Member with the effect that, in connection with such Transfer, there shall at all times be at least one Member of the Company.

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                                    c.       The Board of Directors shall amend
         Schedule A hereto from time to time to reflect Transfers made in accordance with, and as permitted under, this Section 9."

         2. AGREEMENT TO CONTINUE AS AMENDED. Except as modified and amended by this Amendment, the Agreement shall remain and continue in full force and effect after the date hereof.

         IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first written above.

                                        ATLANTIC RICHFIELD COMPANY,
                                        MEMBER

                                        By:    /s/ TERRY G. DALLAS
                                            ------------------------------------
                                            Terry G. Dallas
                                            Senior Vice President and Treasurer


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